Exhibit 4.2
FRANKLIN BSP REAL ESTATE DEBT BDC
DESCRIPTION OF SECURITIES
The following description is based on relevant portions of Delaware law and on Franklin BSP Real Estate Debt BDC’s (the “Company,” “we,” “us” or “our”) Declaration of Trust and bylaws, each of which is filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our bylaws for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.
General
The terms of the Declaration of Trust authorize an unlimited number of Common Shares. There is currently no market for the Common Shares, and there can be no assurance that a market for the Common Shares will develop in the future.
Common Shares
Under the terms of the Company’s Declaration of Trust, all Common Shares, when they are issued in accordance with the terms of the Declaration of Trust, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to shareholders if, as and when authorized by the Board of Trustees and declared by the Company out of funds legally available therefore. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of liquidation, dissolution or winding up, each of the Common Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred shares (together with the Common Shares, “shares”), if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each whole share of the Common Shares will be entitled to one vote (and each fractional share of the Common Shares will be entitled to a proportionate fractional vote) on all matters submitted to a vote of shareholders, including the election of our trustees (“Trustees”). Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the shareholders shall have no power to vote on any matter except matters on which a vote of shareholders is required by the 1940 Act, the Declaration of Trust or resolution of the Trustees. There will be no cumulative voting in the election or removal of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election. Pursuant to, and in accordance with, the Company’s Declaration of Trust, the Company’s Board of Trustees may amend the Declaration of Trust to alter the vote required to elect trustees.
Preferred Shares
Under the terms of the Declaration of Trust, our Board of Trustees is authorized to issue preferred shares in one or more series without shareholder approval. Prior to the issuance of shares of each series, our Board of Trustees is required by the Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Act limits our flexibility as certain rights and preferences of the preferred shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to shares, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and preferred shares, of at least 150%; and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if and for so long as dividends on the preferred shares are unpaid in an amount equal to two full years of dividends on the preferred shares.
Restrictions on Ownership and Transfer
Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless our Board of Trustees otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of all classes and series (including our Common Shares and preferred shares) or 9.9% in value or number of Common Shares, whichever is more restrictive, of our outstanding Common Shares unless they receive an exemption (prospectively or retroactively) from our Board of Trustees.
Subject to certain limitations, our Board of Trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our Board of Trustees may determine. Prior to the granting of any exemption, the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception. Our Board of Trustees has granted limited exemptions to certain persons who directly or indirectly own our Common Shares, including trustees, officers and shareholders controlled by them or trusts for the benefit of their families.
Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the charitable trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the prohibited owner (as defined in the Declaration of Trust) will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the charitable trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the charitable trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the charitable trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that our shares have been transferred to the charitable trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiaries as follows. The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price (as defined in our Declaration in Trust), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner any other amounts received by the trustee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the trustee, the shares are sold by the prohibited owner, then the shares shall be deemed to have been sold on behalf of the charitable trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, the shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the charitable trust, or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price of such shares on the day of the event that resulted in the transfer of such shares to the trust and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any other amounts held by the trustee with respect to such shares to the charitable beneficiaries. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.
If the transfer to the charitable trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.
All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above.
Every owner of more than 5% of our outstanding shares, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our Board of Trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of the owner, the number of shares beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each holder of shares shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any subsequent transferee to whom you transfer any of your shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act.
Redemptions by the Company
Each Common Share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then current NAV per Common Share of the Company determined in accordance with the Declaration of Trust at any time if the Trustees determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s Subscription Agreement with the Company, and upon such redemption the holders of the Common Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.
Delaware Law and Certain Declaration of Trust Provisions
Organization and Duration
We were formed as a Delaware statutory trust and our term is the Investment Period plus four years from the expiration of the Investment Period, unless we are sooner dissolved.
Purpose
Under the Declaration of Trust, the purpose of the Company is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a statutory trust organized under the Delaware Statutory Trust Statute, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust. The Company will not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or corporation, but nothing herein will preclude the Company from being treated for tax purposes as a partnership, association, corporation or REIT or being disregarded for tax purposes as an entity separate from its owners under the Code. The Company intends to elect to be treated as a REIT, as of its first taxable year, for federal, and applicable state and local, income tax purposes, and has the right to change such election at any time subject to any restrictions set forth in the Declaration of Trust.
Action by Shareholders
The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. Special meetings called by the Trustees will be limited to the purposes for any such special meeting set forth in the notice thereof. Special meetings shall be called by any Trustee for any proper purpose upon written request of shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (331⁄3%) of the outstanding Common Shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any Trustee at the request of shareholders for the purpose of electing Trustees or removing the Adviser, written request of shareholders of the Company holding in the aggregate not less than fifty-one percent (51%) of the outstanding Common Shares of the Company or class or series of Common Shares having voting rights on the matter shall be required. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.
With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting.
A Trustee may be removed for cause only by action taken by a majority of the remaining Trustees (or in the case of the removal of a Trustee that is not an “interested person” as defined in the 1940 Act, a majority of the remaining Trustees that are not “interested persons” as defined in the 1940 Act) and by the holders of at least a majority of the Common Shares then entitled to vote in an election of such Trustee.

Amendment of the Declaration of Trust; No Approval by Shareholders
The Trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholders shall only have the right to vote: (i) on any amendment to the amendment provision of the Declaration of Trust, (ii) on any amendment that would adversely affect the powers, preferences or special rights of the Common Shares as determined by the Trustees in good faith and (iii) on any amendment submitted to them by the Trustees. In addition, notwithstanding anything to the contrary in the Declaration of Trust, the Trustees may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation to classify the Board of Trustees, to permit annual meetings of shareholders, to impose advance notice provisions for the bringing of shareholder nominations or proposals, to impose super-majority approval for certain types of transactions, to impose “control share” type provisions and to otherwise add provisions that may be deemed adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees present (a quorum being present) at a meeting for adoption or, without a meeting, written consent to the amendment by the number of Trustees required for approval at a meeting of the Trustees at which all of the Trustees are present and voted.
Merger, Conversion, Sale or Other Disposition of Assets
The Board of Trustees may, without the approval of holders of our outstanding Common Shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding Common Shares, cause and approve a merger, conversion or other reorganization of the Company. The Board of Trustees may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act or if such a transaction is otherwise reasonably anticipated to result in a material dilution of the NAV per Share of the Company.
Derivative Actions
(a)No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of a certain percentage of the outstanding Common Shares, as disclosed in our Declaration of Trust, join in the bringing of such action.
(b)In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and (iii) the Board of Trustees shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and advisors in the event that the Board of Trustees determines not to bring such action. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more Trustees to consider a shareholder demand.
(c)In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all shareholders of the Company or any series or class equally, that is, proportionately based on their number of Common Shares in the Company or in such series of class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust irrespective of whether such claim involves a violation of the shareholder’s rights under the Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim. The conditions set forth in section (a), section (b)(iii) and this section (c) on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws.
Exclusive Delaware Jurisdiction
Each Trustee, each officer and, except as otherwise agreed in writing by the Company, the Adviser and/or affiliates of the Adviser, each person legally or beneficially owning a Common Share or an interest in a Common Share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the bylaws of the Company, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Board of Trustees or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; provided, however, that the Federal District Courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1940 Act, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Declaration of Trust, and agrees that such service shall constitute good and sufficient service of process and notice there of; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.
Inspection of Records
No shareholder will have any right to inspect any account, book or document of the Company that is not publicly available, except as conferred by the Trustees. The books and records of the Company may be kept at such place or places as the Board of Trustees or the officers of the Company may from time to time determine, except as otherwise required by law.